Exhibit 99.3

Recent Developments

AMC and Boxley Acquisitions

On February 5, 2016, we acquired American Materials Company (“AMC”), an aggregates company servicing the Coastal Carolinas region (the “AMC Acquisition”). We used cash on the balance sheet to fund the AMC Acquisition. A portion of the proceeds of this offering will be used to replenish cash used to fund the AMC Acquisition.

In addition, on February 23, 2016, we entered into a definitive agreement (the “Acquisition Agreement”) to acquire Boxley Materials Company (“Boxley”), a vertically integrated construction materials business based near Roanoke, Virginia (the “Boxley Acquisition” and, together with the AMC Acquisition, the “Acquisitions”). The Acquisition Agreement contains customary representations, warranties, covenants and termination rights. The purchase price for the Acquisitions is approximately $252.1 million in the aggregate. The consummation of the Boxley Acquisition is subject to customary conditions. The Boxley Acquisition is expected to close in mid-March 2016.

For fiscal 2015, we estimate that AMC and Boxley generated an aggregate of approximately $117.5 million in revenue and $29.5 million of Adjusted EBITDA (calculated on a basis consistent with our Adjusted EBITDA and including approximately $5.0 million of synergies that, based on extensive internal analyses of operational productivity metrics, we expect to achieve within twelve months of closing the Acquisitions), with a substantial majority of such revenue and Adjusted EBITDA being contributed by Boxley. Our estimates exclude the contribution of a business that Boxley sold to a third party in December 2015.

We believe the Acquisitions will form a strong aggregates-based growth platform for us in the attractive Virginia and Carolinas region. The combined AMC and Boxley businesses are comprised of 11 aggregates locations with approximately 0.5 billion tons of reserves and sell approximately five million tons annually (based on expected 2016 volumes), along with four asphalt plants, four ready-mix concrete plants and one architectural products manufacturing facility.

The Adjusted EBITDA of AMC and Boxley described above are good faith estimates of management derived entirely from financial information provided by the management of AMC and Boxley, respectively. Such financial information has not been independently reviewed or audited by any professional accounting firm and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. We cannot assure you that the financial information of AMC and Boxley presented in this offering memorandum would not be materially different if such information was reviewed or audited. In addition, the above results are estimates and involve a number of risks and inherent uncertainties that could cause actual results to differ materially from those set forth in the estimates. Any variation between the actual results and the estimates set forth above may be material. See “Risk Factors—Risks Related to Our Business and Our Industry—Financial Risks—The estimated results of AMC and Boxley for fiscal 2015 includes financial information prepared by other entities, which our management cannot independently verify, and includes a number of risks and inherent uncertainties that could cause our actual results to differ materially from those set forth in the estimates.”

A portion of the proceeds of this offering are expected to be used to fund the Boxley Acquisition and pay fees and expenses in connection therewith. This offering is not conditioned on consummation of the Boxley Acquisition and there can be no assurance that we will be able to consummate the Boxley Acquisition on a timely basis or at all. If the Boxley Acquisition is not consummated, we intend to use the net proceeds from this offering that would otherwise have been used for the Boxley Acquisition to fund other future acquisitions. See “Risk Factors—Growth Risks—The success of our business depends, in part, on our ability to execute on our acquisition strategy, to successfully integrate acquisitions and to retain key employees of our acquired businesses.”

The estimated results of AMC and Boxley for fiscal 2015 includes financial information prepared by other entities, which our management cannot independently verify, and includes a number of risks and inherent uncertainties that could cause our actual results to differ materially from those set forth in the estimates.

We include in this offering memorandum certain estimated financial information of AMC and Boxley for fiscal 2015. Such estimates are good faith estimates of management derived from financial information prepared by AMC and Boxley pursuant to their own respective accounting principles, which may differ from GAAP. Accordingly, although we believe such information to be accurate, such information cannot be independently verified by our management, nor has such information been independently reviewed or audited by any professional accounting firm. We cannot assure you that the pre-acquisition financial information of AMC, Boxley or of other companies we have acquired or will acquire, would not be materially different if such information were audited or reviewed. In addition, the estimated results of AMC and Boxley, and our estimate of synergies that we expect to achieve, included in this offering memorandum are estimates and involve a number of risks and inherent uncertainties that could cause actual results to differ materially from those set forth in the estimates. Any variation between actual results and the estimates presented in this offering memorandum may be material.

The Boxley Acquisition may not occur within the time frame we expect or at all and, as a result, we may not realize the estimated benefits during the times we expect or at all. In addition, if the Boxley Acquisition does not close, we will have discretion to use the proceeds from this offering that would otherwise have been used for the Boxley Acquisition for other acquisitions.

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